SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2005

Panacos Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”) announces that the Company will recognize a non-cash stock compensation charge in the fourth quarter of 2005 of $2.4 million in addition to its losses previously forecast. The additional non-cash compensation charge arises primarily from the recognition, connected with an employee’s resignation, of potential stock compensation charges that arose as a result of the acceleration of option vesting in connection with the merger between V. I. Technologies, Inc. and Panacos completed on March 11, 2005. Carl Wild, Ph.D., the Company’s co-founder and Chief Science Officer, is resigning from the Company to pursue other interests, effective November 25, 2005. Dr. Wild will continue to serve as a consultant to the Company for approximately three months following his resignation. As a result of the additional anticipated charge, the Company is revising its guidance for net income in the fourth quarter of 2005 to a net loss of between $9.4 million and $10.1 million from its previous guidance of $7.0 million to $7.75 million. The Company believes that its cash, cash equivalents and marketable securities balance as of December 31, 2005 is likely to be in the range of $86 million to $87 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANACOS PHARMACEUTICALS, INC.

Dated: November 21, 2005

By: /s/ Peyton J. Marshall

Peyton J. Marshall, Ph.D.

Executive Vice President and Chief Financial Officer